NEW ENGLAND BANCSHARES, INC.
855 Enfield Street
Enfield, CT 06082

For Immediate Release

CONTACT:	David J. O’Connor, President and Chief Executive Officer (860) 253-5200

New England Bancshares, Inc. Reports Second Quarter Earnings of $932,000, an Increase of 10% from Prior Year

ENFIELD, CT, November 14, 2011 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended September 30, 2011 of $932,000, or $0.15 per diluted share, compared to $849,000, or $0.14 per diluted share, for the quarter ended September 30, 2010.  For the six months ended September 30, 2011 the Company reported net income of $1.7 million, or $0.28 per diluted share, as compared to $1.5 million, or $0.26 per diluted share, for the same period last year.  The increases were primarily attributable to decreases in the provision for loan losses, partially offset by decreases in noninterest income.

President’s Comments:

President and CEO David J. O’Connor commented, “The Company has recorded consistent profits over the past two years.  Our net interest income continues to grow as our loan portfolio grows and deposit rates remain near historical lows.  We continue to see positive results from our work on controlling overhead expenses while still focusing on improving asset quality.  The Company continues to focus on increasing shareholder value by improving earnings per share and tangible book value while serving the needs of our customers and local community.”

Results – Second Quarter September 30, 2011:
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Net interest and dividend income was $5.6 million for the three months ended September 30, 2011, an increase of $137,000 compared to the same quarter last year.  The net interest margin for the quarter was 3.54% compared to 3.52% for the comparable period a year ago.

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Non-interest income was $749,000 for the quarter ended September 30, 2011 compared to $1.0 million for the year ago quarter.  The Company recorded $192,000 in gains on sales of securities and loans for the quarter ended September 30, 2011 compared to $378,000 for the quarter ended September 30, 2010.

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Non-interest expense was $4.4 million for the quarter ended September 30, 2011, a decrease of $151,000 from the prior year.  During the quarter ended September 30, 2011 the Company recorded $79,000 of other real estate owned expenses and write-downs compared to $585,000 in the second quarter of fiscal 2011.  Additionally, salaries and employee benefits expense increased by $162,000 to $2.3 million from the same quarter a year ago.

•	Cash and cash equivalents were $66.2 million compared to $43.6 million at March 31, 2011. Management will seek to prudently deploy these funds into loans and securities.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.36% at September 30, 2011.

Results – Six Months Ended September 30, 2011:
•	For the six months ended September 30, 2011 assets increased $31.5 million, or 4.6%, and deposits increased $26.8 million, or 5.0%. The loan portfolio increased $11.7 million, or 2.2%.
•	Net interest and dividend income was $11.2 million, an increase of $176,000, or 1.6%, compared to the six months ended September 30, 2010.
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The provision for loan losses amounted to $875,000 and $1.3 million for the six months ended September 30, 2011 and 2010, respectively.  For the current year period the Company recorded $506,000 of charge-offs and the ratio of the allowance for loan losses to total loans increased to 1.12% at September 30, 2011.

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Non-interest expense totaled $9.0 million for the six months ended September 30, 2011, a $94,000 increase from the same period last year.  Salaries and employee benefits expense increased $321,000 while write downs of other real estate owned and other real estate owned expenses decreased $479,000.

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Non-accrual loans were $14.8 million at September 30, 2011 versus $13.4 million at March 31, 2011.  Total non-performing assets, including non-accrual loans and other real estate owned, were $16.0 million at September 30, 2011 as compared to $14.9 million at March 31, 2011.

Subsequent Events

On October 21, 2011, the Company received proceeds from a legal settlement relating to our investment portfolio.  The Company will record income from this settlement, net of the tax effect, of $636,000 during the quarter ending December 31, 2011.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks.  For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Net interest and dividend income	$5,643	$5,506	$11,203	$11,027
Provision for loan losses	516	648	875	1,307
Non-interest income	749	1,022	1,329	1,582
Non-interest expense	4,400	4,551	8,991	8,897
Net income	932	849	1,711	1,530
Earnings per share:
Basic	$0.16	$0.14	$0.29	$0.26
Diluted	0.15	0.14	0.28	0.26

Dividends per share	$0.03	$0.02	$0.06	$0.04

Balance Sheet Data	September 30, 2011	March 31, 2011
Total assets	$713,580	$682,044
Total loans, net	538,292	526,595
Allowance for loan losses	6,084	5,686
Other real estate owned	1,195	1,496
Total deposits	567,555	540,769
Repurchase agreements	25,738	21,666
FHLB advances	38,105	39,113
Total equity	72,658	70,691
Non-accrual loans	14,775	13,442
Non-performing assets	15,970	14,938
Book value per share	11.83	11.48
Tangible book value per share	8.92	8.55

Key Ratios	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
Return on average assets	0.54%	0.49%	0.49%	0.44%
Return on average equity	5.19%	4.90%	4.77%	4.44%
Net interest margin	3.51%	3.52%	3.49%	3.55%

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